Exhibit 4.2

Original Issue Date: October 24, 2017	$_______________

11% SENIOR SECURED DEBENTURE

DUE October 24, 2022

THIS 11% SENIOR SECURED DEBENTURE is one of a series of duly authorized and validly issued 11% Senior Secured Debentures of Synthesis Energy Systems, Inc., a Delaware corporation, (the “Company”), having its principal place of business at Three Riverway, Suite 300, Houston, TX 77056, designated as its 11% Senior Secured Debenture due October 24, 2022 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to ________________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_______________ on October 24, 2022 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.        Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below) and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed or stayed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

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“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of exercise of the Warrants issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Event of Default” shall have the meaning set forth in Section 7(a).

“Fundamental Transaction” shall have the meaning set forth in Section 4(e).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means the sum of (a) 130% (101% in the case of an Event of Default pursuant to Section 7(a)(vii)) of the then outstanding principal amount of this Debenture, plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs and expenses due in respect of this Debenture.

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“Mandatory Redemption” means the redemption of this Debenture pursuant to Section 5(c) hereof.

“Mandatory Redemption Event” means the redemption of this Debenture pursuant to Section 5(c) hereof.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Optional Redemption” shall have the meaning set forth in Section 5(a).

“Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of this Debenture, (b) all accrued but unpaid interest and (c) all costs, expenses and other amounts due in respect of the Debenture.

“Optional Redemption Date” shall have the meaning set forth in Section 5(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 5(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 5(a).

“Optional Redemption Period” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(aa) attached to the Purchase Agreement and any Permitted Refinancing of such indebtedness, (c) lease obligations and purchase money indebtedness of up to $1,500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, and any Permitted Refinancing of such indebtedness, (d) guarantee obligations of the Company or any Subsidiary in respect of any indebtedness permitted under this Agreement, (e) guarantee obligations of the Company or any Subsidiary associated with project development or asset performance for a project or asset of any Subsidiary which is not a Subsidiary Guarantor, (d) indebtedness that (i) is expressly subordinate to the Debentures pursuant to a written subordination agreement with the Purchasers in a form which is acceptable to Purchasers holding at least 66.67% in interest of the Debentures then outstanding, (ii) is junior in right of payment to the indebtedness evidenced by the Debentures, and (iii) matures at a date later than the 91st day following the Maturity Date, and (e) indebtedness incurred in connection with an issuance or issuances contemplated by clause (d) under the definition of Exempt Issuance (as defined in the Purchase Agreement).

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“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) and (b), and (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Permitted Refinancing” means indebtedness constituting a refinancing or extension of Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended and as set forth on Schedule 3.1(o) or as permitted pursuant to clause (d) of Permitted Liens, and (e) the obligors of which are the same as (or fewer than) the obligors of the Indebtedness being refinanced or extended.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of October 24, 2017 among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Successor Entity” shall have the meaning set forth in Section 4.

Section 2.        Interest.

a)                  Payment of Interest in Cash. The Company shall pay interest to the Holder in cash on the aggregate then outstanding principal amount of this Debenture at the rate of 11% per annum, payable quarterly in arrears on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date, on each Mandatory Redemption Date (as to that principal amount then being redeemed), on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day).

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b)                  Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

c)                  Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

Section 3.        Registration of Transfers and Exchanges.

a)                  Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)                  Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)                  Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

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Section 4.        Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares of Common Stock for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, unless this Debenture is repaid in full in connection with the Fundamental Transaction, the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

Section 5.        Optional Redemption and Mandatory Redemption.

a)                  Optional Redemption at Election of Company. Subject to the provisions of this Section 5(a) and Section 5(c), at any time and from time to time after Original Issue Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Optional Redemption Amount on the 20th day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such twenty day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date.

b)                  Redemption Procedure. Any payment pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.

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c)                  Mandatory Redemption. Within seven days of the receipt of (i) each cash dividend payment made by Batchfire Resources Pty. Ltd. (“Batchfire”) to the Company, or any of its Subsidiaries, and (ii) proceeds from each sale by the Company, or any of its Subsidiaries, of the securities of Batchfire then held by the Company, or any of its Subsidiaries (each a “Mandatory Redemption Event”), the Company shall use the dividend payments or gross proceeds from the sale of the securities, net of reasonable costs incurred in connection with such sale, including legal, accounting, other professional and transaction fees, transfer taxes and any amounts incurred by the Company to comply with Section 5(d) (such amounts received, “Proceeds”), to redeem this Debenture and all other then outstanding Debentures in the manner and in such amounts as are set forth herein and therein (each being a “Mandatory Redemption”).

d)                 Mandatory Notices. With respect to each Mandatory Redemption Event, the Company shall deliver a written notice by confirmed facsimile, email and overnight courier (with next day delivery specified) to all, but not less than all, of the holders of Debentures (the “Mandatory Redemption Notice” and the date such notice is delivered to all such holders is referred to as the “Mandatory Redemption Notice Date”) (i) stating the date on which the applicable Mandatory Redemption shall occur (the “Mandatory Redemption Date”), (ii) stating the amount of Proceeds with respect to such Mandatory Redemption Event and (iii) shall contain a certification from the Chief Executive Officer of the Company that the Company has simultaneously taken the same action with respect to all of the Debentures. The Mandatory Redemption Notice Date shall be at least two (2) Business Days immediately prior to such Mandatory Redemption Event.

e)                  Calculation and Payment of Mandatory Redemption Price. The amount to be paid to the Holder under Section 5(c) in respect of this Debenture with respect to each Mandatory Redemption Event shall be calculated on the applicable Mandatory Redemption Date and shall be equal to the sum of (i) the principal amount under this Debenture and (ii) all other amounts due and payable with respect to such principal amount and interest as of the applicable Mandatory Redemption, such that after the payment of such sum of (i) and (ii) above to the Holder in respect of such Mandatory Redemption Event and the payment of the applicable Mandatory Redemption Prices (as defined in the other Debentures) under all the other then-outstanding Debentures in respect of such Mandatory Redemption Event, with the payment of such amounts hereunder and thereunder being made pro rata on the basis of then-outstanding principal amounts hereunder and thereunder, all Proceeds shall be utilized in respect of such Mandatory Redemption Event under this Debenture and all other then-outstanding Debentures (such amount to be so paid to the Holder as calculated in accordance with the foregoing shall be referred to here the “Mandatory Redemption Price”). The Company shall deliver the applicable Mandatory Redemption Price to the Holder in cash by wire transfer of immediately available funds on the applicable Mandatory Redemption Date, together with a written notice containing the calculation of such Mandatory Redemption Price that specifies each amount under clauses (i) and (ii) above. Upon receipt of the applicable Mandatory Redemption Price by the Holder, such Mandatory Redemption Price shall be applied to the principal and other items set forth in clauses (i) and (ii) above in accordance with such required calculation. To the extent redemptions required by Section 5(c) are deemed or determined by a court of competent jurisdiction to be prepayments of this Debenture by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of the Company’s redemption of any portion of this Debenture under Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the applicable Mandatory Redemption Price to the Holder on the Mandatory Redemption Date, at any time thereafter and until the Company pays such unpaid Mandatory Redemption Price in full, the Holder shall have the option, in lieu of redemption, to, upon notice to the Company, require the Company to promptly return to the Holder all or any portion of this Debenture representing the principal amount subject to redemption and for which the applicable Mandatory Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Mandatory Redemption Notice shall be null and void with respect to the principal amount subject thereto and (y) the Company shall immediately return this Debenture to the Holder.

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f)                   Cancelation of Debenture. For the avoidance of doubt, upon any acquisition, redemption or repurchase of some or all of the then outstanding principal amount of this Debenture by the Company, or any Subsidiary, shall be deemed to be no longer outstanding with respect to such portion of principal amount being acquired, redeemed or repurchased.

Section 6.        Negative Covenants. As long as any portion of this Debenture remains outstanding, unless the holders of at least 66.67% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiary Guarantors to, directly or indirectly:

a)                  other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)                  other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)                  amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; provided, however that any amendment to the Company’s certificate of incorporation for the purpose of effecting a reverse split to maintain the Company’s listing on the NASDAQ Stock Market shall not require prior written consent of any Holder pursuant to this Debenture;

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d)                 repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) Warrant Shares as permitted or required under the Transaction Documents, (ii) shares of Common Stock reacquired as a result of the forfeiture or net exercise of awards under the Company’s incentive plans, and (iii) repurchases of Common Stock or Common Stock Equivalents of departing directors, officers or other employees or consultants of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 during the term of this Debenture;

e)                  repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur;

f)                   pay cash dividends or distributions on any equity securities of the Company;

g)                  enter into any transaction with any Affiliate of the Company (1) which would be required to be disclosed in any public filing with the Commission or (2) which would involve any transfer of its shares in Batchfire, unless, in either such case, such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

h)                  will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary Guarantor to (i) pay dividends or make any other distributions on its securities to the Company or any of the Subsidiary Guarantors, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Subsidiary Guarantors; (ii) make loans or advances to the Company or any of the Subsidiary Guarantors; or (iii) except for restrictions which are in place on the date hereof and contained in any agreement or other document which has been filed by the Company with the Commission, or are respecting any joint venture or partnership existing on the date hereof, sell, lease or transfer any of its properties or assets to the Company or any of the Subsidiary Guarantors;

i)                    engage in any business other than the actual or contemplated business of the Company and/or its Affiliates as of the date hereof, including providing proprietary gasification technology systems and other solutions to the energy and chemicals industries, forming regional business platforms, technology licensing, equipment sales, project development and ownership, commodity sales, and using the Company’s technology to produce and manufacture syngas, and other related businesses within the energy and chemicals industries;

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j)                    in one transaction or a series of related transactions, acquire any material assets, including ownership interests in any joint venture or partnership, unless such assets are owned directly by the Company or a Subsidiary Guarantor; provided, however that the acquisition by the Company or any Subsidiary of additional ownership interests in any joint venture or partnership existing on the date hereof shall not in any way be prohibited or limited by this Section 6(j);

k)                  issue any additional Debentures, or amend the terms of any of the Debentures, which includes terms or conditions which are more favorable to the holders of such Debentures than the terms and conditions of this Debenture; or

l)                    enter into any agreement with respect to any of the foregoing.

Section 7.        Events of Default.

a)                  “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.                        any default in the payment of (A) the principal amount of any Debenture or (B) interest, and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 7 Business Days;

ii.                        the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) 7 Business Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 15 Business Days after the Company has become or should have become aware of such failure;

iii.                        a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv.                        any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

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v.                        the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi.                        the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (A) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (B) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.                        the Company shall be a party to (A) any Change of Control Transaction, (B) any Fundamental Transaction or (C) in one transaction or a series of related transactions the sale or disposition of all or in excess of 33% of its assets where the proceeds received by the Company are not at least 75% cash or cash equivalents (whether or not such sale would constitute a Change of Control Transaction, but excluding for all purposes sales of any assets of the Company or its Subsidiaries which are located in China);

viii.                        the Company shall be delisted from the Nasdaq Capital Market; or

ix.                        any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary Guarantor or any of their respective property or other assets (other than their direct or indirect ownership interest in any other Subsidiary) for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 days.

b)                  Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, upon an Event of Default for failure to repay this Debenture on the Maturity Date, the Company shall sell an amount of its shares in Batchfire necessary to repay the Mandatory Default Amount.

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Section 8.        Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)                  Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

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d)                 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)                  Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

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f)                   Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)                  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.

h)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)                    Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

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j)                    Secured Obligation. The obligations of the Company under this Debenture are secured by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of October 24, 2017 between the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein).

k)                  Additional Guarantors. The Company shall cause each of its subsidiaries formed or acquired on or subsequent to the date hereof to become a Subsidiary Guarantor for all purposes under the Transaction Documents by executing and delivering an Assumption Agreement in the form of Annex 1 to the form of Subsidiary Guarantee attached as an exhibit to the Purchase Agreement. In addition, the Company shall use commercially reasonable efforts to cause Synthesis Energy Systems, Inc., a British Virgin Islands corporation, to become a Subsidiary Guarantor within six months of the date hereof, provided, however, that it shall not be an event of default if the Company does not cause this to occur within six months so long as the Company has used commercially reasonable efforts to attempt to cause this to occur.

Section 10. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

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(Signature Pages Follow)

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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SYNTHESIS ENERGY SYSTEMS, INC.

By:
Name: Delome Fair
Title: President and Chief Executive Officer
Facsimile No. for delivery of Notices: (713) 579-0610

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